FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos Corporation Reports 2005 Second Quarter Results

Iselin, NJ, July 28, 2005 - Pharmos Corporation (Nasdaq: PARS) today reported financial results for the second quarter ended June 30, 2005. All financial information outlined in this quarterly announcement has been adjusted to reflect the 1 for 5 reverse stock split that was implemented on May 31, 2005.

For the 2005 second quarter the net loss was $3.3 million, or $ 0.18 per share compared to a net loss of $5.3 million, or $ 0.30 per share in the 2004 second quarter. The 37% decrease in net loss was due primarily to a 27% decrease in net research and development expenditures and a reduction in interest expense due to the repayment of convertible debt as of March 31, 2005. Cash and short-term investments totaled $51.2 million on June 30, 2005.

Operating expenses for the 2005 second quarter were $3.7 million, 16% lower than the second quarter of 2004. Net research and development expenses in the 2005 second quarter were $1.8 million, a 27% decrease from the second quarter of 2004. The year-over-year decrease was primarily due to a reduction in clinical trial expense associated with a large-scale Phase III trial and an exploratory Phase IIa trial, both of which were ongoing in the 2004 second quarter and completed in the 2004 fourth quarter. The primary research and development expenditures in the second quarter 2005 were related to continued development of the CB2-selective platform and to preparations to initiate Phase I clinical testing of cannabinor, Pharmos’ lead product candidate for the treatment of multiple types of pain, during the third quarter 2005.

General and administrative expenses were essentially flat year-over-year at $1.7 million, but there were offsetting variances within the major expense categories. Compensation, professional fees, and insurance were higher by $0.3 million, $0.3 million, and $0.1 million, respectively in the second quarter 2005 compared to the second quarter 2004. Consultant and other expenses decreased year-over-year by $0.5 million and $0.1 million, respectively. The increase in compensation is attributed to the amortization of deferred compensation from the September 2004 Retention Award Agreements. The higher professional fees in 2005 are attributed to increased accounting fees related to Sarbanes-Oxley compliance and legal fees related to the class action suits. The increase in insurance is attributable to higher insurance rates. The decrease in consulting is attributed to a non-cash charge of approximately $0.4 million incurred in 2004 for extending the stock option exercise period to the Company’s former chief financial officer. Additionally, premarketing expenses which were recorded for 2004 were discontinued in 2005.

Other income (expense), net, increased by $1.3 million from an expense of $0.9 million in 2004 to income of $0.3 million in 2005. The repayment of the September 2003 Convertible Debentures at the end of March 2005 is the most salient feature in this category, nearly eliminating interest expense for the second quarter compared to an interest expense of approximately $1.0 million in the second quarter of 2004. Additionally, interest income for the 2005 second quarter was $0.4 million, compared to $0.1 million in the 2004 second quarter.

Commenting on the Company’s activities in the quarter, Haim Aviv, Ph.D., Chairman and CEO, said, “We continue to focus on developing our drug pipeline through our research and development and exploring in-licensing opportunities that match our strengths. During the second quarter we made significant progress in completing pre-clinical work for cannabinor, and we will begin the Phase I clinical trial in Europe during the third quarter. Together with the clinical program for our proprietary NanoEmulsion drug delivery

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technology, we are deepening our pipeline in pain indications and moving forward our platform technologies toward opportunities in additional inflammatory and autoimmune indications.”

For the first six months of 2005, Pharmos recorded net income of $3.3 million, or $0.18 per share, compared to a net loss of $11.2 million, or $0.64 per share for the first half of 2004. In the first quarter Pharmos received a net milestone payment of $10.7 million from a former marketing partner. As a result of this non-recurring milestone event, the Company recorded positive income and cash flow for the first half of 2005.

For the six months ended June 30, 2005, total operating expenses were $8.1 million, a decrease of 9% from $8.8 million for the first half of 2004. Net R&D expenditures for the first six months of 2005 were $4.3 million, a 26% decrease from the same period of 2004. The decrease reflects lower clinical development expenditures in 2005 compared to 2004 when the Company was funding both a Phase III trial in traumatic injury and a Phase IIa trial in cognitive impairment following cardiac surgery. Research and development expenses for the first half of 2005 are largely attributable to preclinical development of cannabinor and to extending the Company’s CB2-selective technology platform.

General and administrative expenses increased by $0.8 million or 28%, from $2.8 million in 2004 to $3.5 million in 2005. General and administrative categories of compensation, professional fees, and insurance increased by $0.6 million, $0.5 million, and $0.2 million, respectively, in the first two quarters of 2005 compared to the first two quarters of 2004. Partially offsetting the increases, consultant expenses were lower by $0.5 million in the first half 2005 compared to the first half 2004, and other cost containments were implemented. The increase in compensation is attributed to the amortization of deferred compensation from the Retention Award Agreements awarded in the third quarter of 2004. The higher professional fees in 2005 are attributed to increased accounting fees related to Sarbanes-Oxley compliance and legal fees related to the class action suits. The decrease in consulting expenses is attributed to a non-cash charge in 2004 of approximately $0.4 million for extending the stock option exercise period to the Company’s former chief financial officer and reduced business development consulting and premarketing expenses in 2005 vs. 2004. The increase in insurance is attributable to higher insurance rates.

Other income (expense), net, increased by $13.8 million from an expense of $2.4 million in 2004 to income of $11.4 million in 2005. Income of $10.7 million was recognized for the net payment received from Bausch & Lomb in the first quarter of 2005. Interest expense decreased by $2.3 million to $0.2 million in 2005 from $2.5 million in 2004. The decrease in 2005 interest expense is a result of the substantially reduced average outstanding balance during the first half of 2005 of the September 2003 Convertible Debentures that were fully repaid at the end of March 2005. Interest income increased to $0.6 million in 2005 from $0.3 million in 2004 as a result of a higher average investment balance.

Pharmos management will host a conference call to discuss the 2005 second quarter results at 11:00 AM Eastern Daylight Time today. A live webcast of the conference call will be available at http://services.choruscall.com/links/pharmos050728.html and will be archived for a limited time afterwards.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled to begin Phase I safety studies in the third quarter of 2005 and, if successful, enter Phase II testing in pain indications around year-end or early 2006. From the dextrocannabinoid family, the neuroprotective drug candidate dexanabinol recently completed a Phase IIa trial as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. The Company’s NanoEmulsion drug delivery system is in clinical-stage development for topical application of analgesic and anti-inflammatory agents.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

(Tables attached)

Pharmos Corporation
(Unaudited)
Condensed Consolidated Statements of Operations

	Three months		Six months
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Expenses

Research and development, gross	$2,540,597	$3,387,897	$5,045,236	$7,505,083
Grants	(711,879)	(890,889)	(731,455)	(1,707,145)

Research and development, net of grants	1,828,718	2,497,008	4,313,781	5,797,938

Selling, general and administrative	1,736,035	1,712,634	3,530,746	2,750,345

Depreciation and amortization	98,752	150,276	213,677	300,070

Total operating expenses	3,663,505	4,359,918	8,058,204	8,848,353

Loss from operations	(3,663,505)	(4,359,918)	(8,058,204)	(8,848,353)

Other income (expense)

Bausch & Lomb payment	—	—	10,725,688	—
Interest income	357,520	138,902	627,016	302,849
Interest expense	(2,826)	(1,043,636)	(163,372)	(2,487,575)
Change in value of warrants	11,753	(34,624)	242,684	(201,707)
Other (expense) income	(41,380)	13,975	(34,723)	8,684

Other income (expense), net	325,067	(925,383)	11,397,293	(2,377,749)

Net loss (income)	($3,338,438)	($5,285,301)	$3,339,089	($11,226,102)

Net income (loss) per share
- basic	($0.18)	($0.30)	$0.18	($0.64)

- diluted	($0.18)	($0.30)	$0.17	($0.64)

Weighted average shares outstanding
- basic	18,973,944	17,603,491	18,973,944	17,554,041

- diluted	18,973,944	17,603,491	19,100,557	17,554,041

PHARMOS CORPORATION
(Unaudited)
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2005	2004

Assets
Cash and cash equivalents	$44,345,792	$49,014,530
Short-term investments	6,807,932	—
Restricted cash	—	4,846,155
Research and development grants receivable	694,659	1,554,655
Debt issuance costs	—	45,648
Prepaid expenses and other current assets	858,319	245,937

Total current assets	52,706,702	55,706,925

Fixed assets, net	884,434	987,451
Restricted cash	140,828	139,594
Severance pay funded	739,461	811,926
Other assets	18,497	18,946

Total assets	$54,489,922	$57,664,842

Liabilities and Shareholder’s Equity
Accounts payable	$439,403	$2,462,162
Accrued expenses	861,631	1,155,413
Warrant liability	55,271	297,955
Accrued wages and other compensation	1,076,597	756,488
Convertible debentures, net	—	4,765,540

Total current liabilities	2,432,902	9,437,558

Other liability	117,631	39,412
Severance pay	986,445	1,197,039

Total liabilities	3,536,978	10,674,009

Commitments and contingencies

Shareholder’s Equity
Preferred stock, $.03 par value, 1,250,000 shares authorized, none issued and outstanding	—	—
Common stock, $.03 par value; 30,000,000 shares authorized, 19,027,415 and 19,027,415 issued in 2005 and 2004, respectively	570,822	2,854,112
Deferred compensation	(1,079,332)	(1,701,122)
Paid-in capital in excess of par	191,094,489	188,809,955
Accumulated deficit	(142,971,698)	(121,003,919)
Net income (loss)	3,339,089	(21,967,767)

Treasury stock, at cost, 2,838 shares in 2005 and 2004	(426)	(426)

Total shareholders’ equity	50,952,944	46,990,833

Total liabilities and shareholders’ equity	$54,489,922	$57,664,842